Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of July 17, 2006, between I&G PEACHTREE CORNERS, L.L.C., a Delaware limited liability company (“Landlord”), and XTEND NETWORKS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.            Landlord’s predecessor in title and Tenant entered into a certain Lease Agreement, dated as of January 20, 2005 (the “Lease”).  Under the terms of the Lease, Landlord leases to Tenant approximately 5,740 rentable square feet situated in Suite 210  (the “Existing Premises”) of the building commonly known as The Corners Office Park located at 6625 The Corners Parkway, Norcross, GA 30092 (the “Building”).

B.            The parties desire to amend the Lease to provide for (i) the relocation of Tenant to certain space on the first floor of the Building stipulated to contain 14,654 rentable square feet situated in Suites 100 and 120 (the “New Premises”), as outlined on the diagram attached as Exhibit A, (ii) the termination of the Lease with respect to the Existing Premises, (iii) the extension of the Term, and (iv) certain other agreements, all as set forth in and subject to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Capitalized Terms.  All capitalized terms which are not specifically defined in this Amendment and which are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease.

2.             Lease Term.  Subject to the terms and conditions set forth in this Amendment, the Term is hereby extended to expire on the last day of the calendar month in which the day immediately preceding the fifth annual anniversary of the Rent Effective Date (as defined in Paragraph 3 below) occurs (the “Revised Term Expiration Date”).  The period beginning on the New Premises Effective Date (as defined in Paragraph 3(d) below) and ending on the Revised Term Expiration Date is referred to as the “Revised Term”.

3.             New Premises.  Effective as of the New Premise Effective Date, Landlord leases to Tenant, and Tenant leases from Landlord, the New Premises.  The “New Premises Effective Date” means the date which is 60 days after the later to occur of (a) the date this Amendment is fully executed by the parties hereto, and (b) a building permit has been issued to Landlord for performance of the Work (as defined in the Work Letter), subject to the provisions of this Amendment.  Except as otherwise expressly provided below in this Paragraph 3, Landlord will have no liability to Tenant for failure to deliver possession of the New Premises to Tenant with the Work substantially completed by the date set forth above. If Landlord fails to deliver possession of the New Premises by such date with the Work substantially completed for any reason other than a Tenant Delay (as defined in the Work Letter), the New Premises Effective Date will be deferred until Landlord delivers possession of the New Premises with the Work substantially completed.  If Landlord fails to deliver possession of the Premises by such date with the Work substantially completed due to a Tenant Delay, then the New Premises Effective Date will not be deferred.  Landlord and Tenant agree, upon demand by the other, to execute and deliver a Commencement Date Agreement in the form of Exhibit C attached within 15 days after such request.

If Landlord fails to deliver possession of the New Premises with the Work substantially complete on or before the New Premises Effective Date (plus one additional day for each day that substantial completion of the Work is delayed due to a Tenant Delay, as defined in the Work Letter, or due to an Unavoidable Delay (as defined in the Lease), Landlord will grant to Tenant a credit (the “Rent Credit”) equal to $722.66 multiplied by the number days in the period beginning on the day immediately following the New Premises Effective Date and ending on the day on which Landlord delivers to Tenant possession of the New Premises with the Work substantially completed, inclusive.  Except for such Rent Credit, as herein provided, there will be no other liability against Landlord for failure to complete the Work or deliver possession of the New Premises.   Landlord will apply such Rent Credit (if any) against Base Rent coming due under this Lease in the order in which such Base Rent becomes due.

Effective as of the New Premises Effective Date:

(a)           except as otherwise provided in this Amendment, all references in the Lease and this Amendment to the term “Premises” will mean the New Premises, and shall not include the Existing Premises.  The Lease, as amended hereby, shall be of no further force and effect with respect to the Existing Premises, and Tenant shall not be liable for any obligations under the Lease with respect to the Existing Premises (except for those obligations with respect to the Existing Premises which would survive the termination of the Lease), but Tenant shall be liable for all obligations under the Lease with respect to the New Premises which accrue from and after the New Premises Effective Date.  Within 15 business days after the New Premises Effective Date, Tenant will deliver to Landlord possession of the Existing Premises in the condition required by Section 17 of the Lease.  Section 18 of the Lease (Holding Over) will apply to Tenant’s failure to vacate the Existing Premises within the required time;

(b)           all references in the Lease to the rentable square footage of the Premises will be deemed to be 14,654 rentable square feet for the New Premises;

(c)           Tenant’s Proportionate Share will be deemed to be 14.1908% (14,654 rentable square feet in the New Premises divided by 103,264 rentable square feet in the Building); and

(d)           The “Rent Effective Date” shall mean the 60th calendar day after the New Premises Effective Date, unless the New Premises Effective Date is the first day of a calendar month, in which case the “Rent Effective Date” means the first day of the 3rd calendar month of the Revised Term.

4.             Rental.

(a)           Effective as of the Rent Effective Date, Tenant shall pay Base Rent for the New Premises as follows:

PERIOD (may be less than 12 calendar months)	BASE RENT (annualized)	MONTHLY INSTALLMENTS OF BASE RENT
New Premises Effective Date through the day immediately preceding the Rent Effective Date	$0.00	$0.00 ($0.00 x 14,654 rsf ÷12)
Rent Effective Date through the last day of the first Lease Year	$263,772.00	$21,981.00 ($18.00 x 14,654 rsf ÷ 12)
First day of the second Lease Year through the last day of the second Lease Year	$271,685.16	$22,640.43 ($18.54 x 14,654 rsf ÷ 12)
First day of the third Lease Year through the last day of the third Lease Year	$279,891.36	$23,324.28 ($19.10 x 14,654 rsf ÷ 12)
First day of the fourth Lease Year through the last day of the fourth Lease Year	$288,244.20	$24,020.35 ($19.67 x 14,654 rsf ÷ 12)
First day of the fifth Lease Year through the last day of the fifth Lease Year	$296,890.08	$24,740.84 ($20.26 x 14,654 rsf ÷ 12)
First day of the sixth Lease Year through the last day of the Revised Term	$305,829.00	$25,485.75 ($20.87 x 14,654 rsf ÷ 12)

A “Lease Year” shall be each twelve (12) month period beginning on the New Premises Effective Date; provided, however, if the New Premises Effective Date is not the first day of the month, the first Lease Year shall commence on the New Premises Effective Date and end on the last day of the 12th calendar month thereafter and the second and each succeeding Lease Year shall commence on anniversaries of the first day of the calendar month immediately following the calendar month in which the New Premises Effective Date occurs.

(b)           Under Section 3(b) of the Lease, beginning on January 1, 2007, Tenant shall continue to pay Tenant’s Proportionate Share of the excess of actual Operating Expenses for each calendar year over the Operating Expense Base, which shall be the Operating Expenses incurred by Landlord in the base year 2006 and such Operating Expenses shall continue to be “grossed up” in the manner set forth in the last grammatical sentence of Section 3(c) of the Lease.

5.             Preparation and Condition of New Premises.  Commencing on the New Premises Effective Date, Landlord is leasing the New Premises to Tenant “AS IS” and “With All Faults”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability).  However, to the extent indicated in the Work Letter attached to this Amendment as Exhibit B (the “Work Letter”), Landlord will cause the New Premises to be improved in accordance with the Plans (as defined in the Work Letter) and on the terms, conditions and provisions as provided in the Work Letter.  Landlord will have no responsibility for the cost of the Work except as expressly provided in the Work Letter.  Landlord will use commercially reasonable efforts to complete the Work within the time provided in the Work Letter, but Landlord will have no liability to Tenant for any delays in the performance or completion of the Work, except as expressly described in Paragraph 3 above.

Taking possession of the New Premises by Tenant will be conclusive evidence as against Tenant that the New Premises were in good and satisfactory condition when possession was so taken, except as otherwise expressly provided in the Work Letter.

6.             Other Provisions.  Paragraph 1 (Contingent Right to Terminate) of Exhibit G (Special Stipulations) to the Lease is hereby deleted in its entirety.

7.             Guaranty.  Contemporaneously with Tenant’s execution of this Amendment and delivery thereof to Landlord, Tenant will deliver to Landlord a guaranty from VYYO Inc., (the “Guarantor”), guarantying Tenant’s obligations under the Lease, as amended by this Amendment.  Such guaranty will be in a form reasonably acceptable to Landlord.

8.             Security Deposit.  The amount of the Security Deposit set forth in Section 1(n) of the Lease shall be amended to be $43,962.00.  Tenant shall deliver the portion of the Security Deposit not previously delivered to Landlord under the Lease ($35,830.33) to Landlord concurrent with the delivery of this Amendment executed by Tenant.

9.             Authority; Not Restricted.  Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof.  Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

10.           Real Estate Brokers. Each party hereto hereby represents and warrants to the other that in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Jones Lang LaSalle Americas, Inc. and The Staubach Company-Southeast, Inc. (together, the “Brokers”), and, to its knowledge no other broker initiated or participated in the negotiation of this

Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment.  Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation.  Landlord hereby agrees that it will pay a commission to the Brokers according to a separate agreement.

11.           Stipulation.  The New Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment.  Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

12.           Counterparts.  This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.

13.           Time of Essence.  Time is of the essence of this Amendment.

14.           No Offer.  Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant.

15.           Entire Agreement.  This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the relocation of the Premises and the extension of the Term and the other matters provided for in this instrument.  In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.  No prior or other agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect.  This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.

16.           Limitation on Liability.  The liability of Landlord to Tenant under this Amendment will be limited as provided in Section 29(xxi) of the Lease, which Section is incorporated herein by reference as though fully set forth herein.

17.           Lease in Full Force and Effect.  As modified hereby, the Lease and all of the terms and provision thereof remain in full force and effect and are incorporated herein as if herein fully recited.

TENANT: XTEND NETWORKS, INC., a Delaware corporation

By:	/s/ Avner Kol

Name: Avner Kol Title: Chief Operating Officer Date: July 7, 2006

I&G PEACHTREE CORNERS, L.L.C., a Delaware limited liability company

By:	LaSalle Income & Growth Fund IV, its managing member

	By:	/s/ Allison McFaul

Name: Allison McFaul Title: Vice President Date: July 12, 2006

Exhibit A

New Premises Floor Plan

Exhibit B

Work Letter

1.             PLANNING.

The space plan, dated May 15, 2006 (P-4, P-4A, P-4B) and prepared by Schneider Wright (the “Space Planner”), is attached to this Work Letter (the “Space Plan”).   Within 5 business days after Tenant’s execution and delivery of this Amendment to Landlord, Tenant will (or will cause the Space Planner to) devote such time in consultation with Landlord and Landlord’s architect (the “Architect”) as Landlord deems reasonably necessary to furnish to Landlord or the Architect by such date such other information relative to the New Premises as Landlord may deem reasonably necessary to enable the Architect to commence on or before such date architectural plans and specifications (the “Proposed Architectural Plans”) for improving the New Premises.  The information to be furnished by Tenant and the Space Planner to the Architect will include but not be limited to:

a.             Special loading, such as the location of file cabinets or special equipment.

b.             Openings in the walls or floors.

c.             Special electrical, air conditioning or plumbing work.

d.                                      Location and dimensions of telephone equipment rooms, and telephone and electrical outlets.

e.             Partitions - locations and type, including doors and hardware.

f.              Color selection of painted areas.

g.                                      Selection of floor covering (such as, without limitation, carpet color) and any special wall covering.

Within 5 business days after the Proposed Architectural Plans have been submitted to Tenant, Tenant agrees to provide the Architect with Tenant’s (a) written approval of such Proposed Architectural Plans and to redeliver the Proposed Architectural Plans to the Architect for submission to Landlord for Landlord’s final approval, or (b) written disapproval of such Proposed Architectural Plans stating in reasonable detail the reasons for such disapproval and the corrections necessary, and to redeliver the Proposed Architectural Plans to the Architect for revision.  Tenant’s approval of the Proposed Architectural Plans will not be unreasonably withheld.  If Tenant so disapproves such Proposed Architectural Plans, the Architect will modify the Proposed Architectural Plans, taking into account the reasons given by Tenant for disapproval, and will submit the revised Proposed Architectural Plans to Tenant for approval. Within 5 business days after the revised Proposed Architectural Plans have been submitted to Tenant, Tenant agrees to provide the Architect with Tenant’s written approval of such revised Proposed Architectural Plans and to redeliver the Proposed Architectural Plans to the Architect for submission to Landlord for Landlord’s final approval.  If Tenant fails to redeliver the Proposed Architectural Plans with Tenant’s approval (or disapproval, with reasons stated) to the Architect within such 5 business day period, or after the Architect’s revision of the Proposed Architectural Plans at Tenant’s request, Tenant fails to redeliver the revised Proposed Architectural Plans with Tenant’s approval to the Architect within such 5 business day period, such failure shall constitute a Tenant Delay (as defined below).

After final approval of the Proposed Architectural Plans by Landlord (as so approved, the “Approved Architectural Plans”), Landlord will cause such Approved Architectural Plans to be delivered to the Landlord’s engineer (the “Engineer”) for the preparation of final mechanical and electrical plans and specifications (the “Engineering Plans”; the Approved Architectural Plans and the Engineering Plans are referred to collectively as the “Plans”).  For purposes of this Work Letter, the “Work” means: (A) purchase and installation of the improvements and items of work shown on the Plans, (B) installation of all telephone, voice/data and computer cables, conduit and equipment, and (C) any demolition, preparation or other work required in connection therewith.

2.             COST OF THE WORK; ALLOWANCE.

2.1           Cost of the Work.  Except for the Allowance to be provided by Landlord as described below, Tenant will pay all costs (the “Cost of the Work”) associated with the Work whatsoever, including, without limitation, all costs for or related to:

a.             the so-called “hard costs” of the Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, and so-called Ageneral conditions” (including rubbish removal, utilities, freight elevators, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, and sales taxes);

b.             the so-called “soft costs” of the Work, including, without limitation, the Space Plans, the Proposed Architectural Plans, the Approved Architectural Plans, and the Engineering Plans, and all revisions to the foregoing, and any and all engineering reports or other studies, reports or tests, air balancing or related work in connection therewith; and

c.             an amount equal to 4% of the total of the costs described in clauses a. and b. above, to cover Landlord’s overhead expenses and to compensate Landlord for its services hereunder.

Within 15 days after the Plans are finalized, Landlord will obtain and furnish to Tenant written estimates of the hard costs component of the Cost of the Work.  Such estimates will contain a guarantied maximum or fixed price amount (subject to unforeseen conditions, change orders, governmental requirements, and the like).  Such price proposal will be subject to Tenant’s review and approval, which will not be unreasonably withheld.  Unless otherwise agreed to in writing by Tenant, Landlord will request the bids of three responsible contractors and will select the lowest responsible bidder as the contractor for the Work.  If Tenant fails to approve or disapprove in writing such estimates within 3 business days after Tenant’s receipt of such estimates, Tenant will be deemed to have approved the lowest bidder, and Landlord may complete the Work without further authorization or approval of Tenant.  The contractor whose bid is selected by Landlord and approved or deemed approved (as provided above) by Tenant is referred to as the “Contractor”.  Should Tenant desire to seek adjustments of such price proposal, Tenant will work promptly with the Architect and the Contractor to alter the Plans as necessary to cause the hard costs price quotation based thereon to be acceptable to Tenant and to establish the revised estimated Cost of the Work.  Upon determination of the revised estimated Cost of the Work and initialing of the Plans, Tenant will be deemed to have given final approval of the same, and Landlord will be deemed to have been authorized to proceed with contracting with the Contractor for the performance of the Work in accordance with the Plans as so revised.  In the event that the estimated Cost of the Work exceeds the Allowance, Tenant must deposit with Landlord a sum equal to the difference between said estimated Cost of the Work and the Allowance.  Any delay by Tenant in approving the estimated Cost of the Work (beyond the three business days after Tenant’s receipt of the price proposals), and in the event the estimated Cost of the Work exceeds the Allowance, any delay (beyond 5 business days after Tenant’s receipt of a written invoice for the same) in Tenant depositing with Landlord a sum equal to the difference between said estimated Cost of the Work and Landlord’s Allowance, will constitute a Tenant Delay.  Prior to commencing the Work, Landlord and the Contractor will enter into a construction contract for the performance of the Work called for by the Plans, for a price equal to or not to exceed the hard cost component of the estimated Cost of the Work approved or deemed approved by Tenant (subject to unforeseen conditions, change orders, governmental requirements, and the like).

2.2           Allowance.  Landlord will provide a construction allowance (the “Allowance”) of up to $337,042.00 toward the Cost of the Work.  The Allowance may not be used for any other purpose, such as, but not limited to, furniture, trade fixtures or personal property.  Landlord will have no obligation to disburse the Allowance or any portion thereof so long as any Event of Default (as defined in the Lease) exists and is continuing.  If all or any portion of the Allowance is not used by December 31, 2006, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

2.3           Payment.  Landlord will pay the Cost of the Work up to, but not exceeding, the Allowance.  The Allowance will be utilized before Tenant’s funds deposited with Landlord for the excess of the Cost of the Work over the Allowance.  To the extent that the estimated Cost of the Work exceeds the Allowance, Tenant will pay the excess to Landlord pursuant to Section 2.1 and 2.4 of this Work Letter.  An amount equal to the total actual Cost of the Work over the Allowance and over any amounts deposited with Landlord pursuant to Sections 2.1 and 2.4 hereof will be paid by Tenant to Landlord upon substantial completion of the Work, but in no case later than initial occupancy by Tenant.  Tenant’s failure to pay or deposit, as the case may be, any amounts due Landlord under this Work Letter when due will constitute a failure by Tenant to pay rent when due under the Lease and will constitute an Event of Default by Tenant under the Lease, and Landlord will have all of the remedies available to it under the Lease for nonpayment of rent.

2.4           Tenant Initiated Change Orders.  If at any time after the Cost of the Work is estimated, Tenant desires to make changes in the Plans, Tenant will submit to the Architect any and all such proposed changes, and the Architect will prepare for pricing by the Contractor working drawings and specifications for any and all such desired changes.  All such changes will be subject to Landlord’s approval, which will not be unreasonably withheld or delayed unless such change would result in a material delay in the completion of the Work.  Once accepted by Landlord, such changes will be processed as a formatted change order under the Contract or other appropriate document, and all references in this Work Letter to the “Plans” will be to the Plans adopted pursuant to the procedures hereinabove set forth, as changed and modified pursuant to this Section, and the Cost of the Work will be deemed to include the net aggregate cost of such changes (after taking into account any savings effected by any such change order).  If any such change Tenant desires to make in the Plans would increase the estimated Cost of the Work in excess of the Allowance, Tenant may be required to deposit with Landlord the anticipated amount of such increase in the Cost of the Work in excess of the Allowance as a condition to Landlord’s approval of the Plans or any Tenant-initiated change orders thereto.

3.             SUBSTANTIAL COMPLETION; TENANT DELAY.  Subject to the other terms and conditions of this Work Letter and the foregoing Amendment, Landlord will proceed diligently with the performance of the Work.  The actual New Premises Effective Date will be governed by the foregoing Amendment.  All work to be done in the New Premises, including, without limitation, the Work, will be subject to Landlord’s approval, and no work may be undertaken in the New Premises until such approval is given.  The Work will be deemed substantially completed upon (i) completion of construction of the Work in substantial accordance with the Plans (excepting only such punch list items that will not materially adversely affect Tenant’s occupancy and use of the New Premises for their intended purpose) and (ii) if required by applicable law, Landlord’s receipt of a temporary or permanent certification or other authorization from the applicable governmental authority permitting occupancy of the New Premises, unless Tenant’s actions or omissions have caused such approvals to be denied, in which case Tenant will be deemed to have waived this condition.  For purposes of this Work Letter, each one or more of the following constitutes a “Tenant Delay”:

a.             Tenant’s failure to approve or disapprove (with stated reasons) the Proposed Architectural Plans within the required time, or Tenant’s proposing changes to the Architectural Plans that are inconsistent with or beyond the scope of work called for by the Space Plan or information theretofore furnished by Tenant or its Space Planner to Landlord or the Architect; or

b.             Tenant’s disapproval of cost estimates for the Work; or

c.             Tenant’s request for materials, finishes or installations constituting “long-lead items,” as reasonably determined by Landlord; provided, however, that Landlord shall inform Tenant of any items that require long-lead times upon receipt by Landlord of such information; or

d.             Tenant’s failure to respond within any of the time periods specified herein, or Tenant’s failure to deposit (or delay in depositing) any sum Tenant is obligated to deposit with Landlord; or

e.             Tenant’s request for changes in the Work, or in the Plans (notwithstanding Landlord’s approval of any such changes) after Tenant’s preliminary approval thereof, including, without limitation, any changes in the Plans made at the request of Tenant upon Tenant’s receipt of the cost estimates in accordance with Paragraph 2; or

f.              Any other act or omission by Tenant or its agents, including, without limitation, the Space Planner, which directly or indirectly delays completion of the Work or Landlord’s delivery to Tenant of possession of the New Premises.

4.             ACCESS BY TENANT PRIOR TO NEW PREMISES EFFECTIVE DATE.  Landlord will permit Tenant and Tenant’s agents to enter the New Premises prior to the date specified as the New Premises Effective Date in order that Tenant may make the New Premises ready for Tenant’s use and occupancy.  Such entry prior to the New Premises Effective Date will constitute a license only and not a lease and such license will be conditioned upon:  (a) Tenant working in harmony and not interfering with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers in doing the Work, or the Work in the Building or with other tenants and occupants of the Building; (b) Tenant obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, (ii) general contractor’s affidavit for proposed work and waiver of lien from general contractor, all subcontractors and suppliers of material; (c) Tenant furnishing Landlord with such proof of insurance and other security as Landlord may reasonably require.  Tenant agrees that Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed or installations made in the New Premises prior to the New Premises Effective Date, the same being at Tenant’s sole risk and Tenant agrees to protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or its agents, contractors, suppliers or workmen in or about the New Premises or the Project.  Tenant further agrees that any entry and occupation permitted under this paragraph will be governed by Paragraph 7 of the Lease and all other terms of the Lease.

5.             WARRANTY.  Landlord will enforce for the full period thereof, any warranties for the Work granted for the benefit of Landlord.

6.             MISCELLANEOUS.

A.            The New Premises must be keyed to permit entry by the Building master key.

B.            Except to the extent otherwise indicated herein, the initially capitalized terms used in this Work Letter will have the meanings assigned to them in the Amendment to which this Work Letter is attached, or in the Lease.

C.            The terms and provisions of this Work Letter are intended to supplement and are specifically subject to all the terms and provisions of Amendment and the Lease.

D.            This Work Letter may not be amended or modified other than by supplemental written agreement executed by authorized representatives of the parties hereto.

E.             Any Space Plan or other plans that may be attached to or referred to in this Work Letter are subject to the approval of the applicable governmental authority, and will be subject to such revisions as may be required by the applicable governmental authority.

F.             Landlord’s preparation or review and approval of the Plans and the performance of the Work shall not create or imply any responsibility or liability on the part of Landlord with regard to the completeness and design sufficiency of both the Plans and the Work, or with regard to the compliance of the Plans and the Work with all laws, rules and regulations of governmental agencies.

Attachment 1 to Exhibit B

Plans

Exhibit C

Commencement Date Agreement

It is hereby agreed among the parties to that certain First Amendment to Lease, dated                 , 2006, relating to the relocation of the Premises to Suites 100 and 120, in the building located at 6625 The Corners Parkway, Norcross, Georgia (the ALease@) between XTEND NETWORKS, INC., a Delaware corporation (ATenant@), and I&G PEACHTREE CORNERS, L.L.C., a Delaware limited liability company (ALandlord@) that:

The New Premises Effective Date under the First Amendment to Lease is                    .

The Rent Effective Date under the First Amendment to Lease is                   .

The Revised Term Expiration Date under the First Amendment to Lease is                   .

The actual dates of the periods for which Base Rent are due are as follows:

PERIOD (may be less than 12 calendar months)	BASE RENT (annualized)	MONTHLY INSTALLMENTS OF BASE RENT
New Premises Effective Date ( ) through the day immediately preceding the Rent Effective Date ( )	$0.00	$0.00 ($0.00 x 14,654 rsf ÷12)

Rent Effective Date ( ) through the last day of the first Lease Year ( )	$263,772.00	$21,981.00 ($18.00 x 14,654 rsf ÷ 12)

First day of the second Lease Year ( ) through the last day of the second Lease Year ( )	$271,685.16	$22,640.43 ($18.54 x 14,654 rsf ÷ 12)

First day of the third Lease Year ( ) through the last day of the third Lease Year ( )	$279,891.36	$23,324.28 ($19.10 x 14,654 rsf ÷ 12)

First day of the fourth Lease Year ( ) through the last day of the fourth Lease Year ( )	$288,244.20	$24,020.35 ($19.67 x 14,654 rsf ÷ 12)

First day of the fifth Lease Year ( ) through the last day of the fifth Lease Year ( )	$296,890.08	$24,740.84 ($20.26 x 14,654 rsf ÷ 12)

First day of the sixth Lease Year ( ) through the last day of the Revised Term ( )	$305,829.00	$25,485.75 ($20.87 x 14,654 rsf ÷ 12)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Statement as of the date hereof.

TENANT: XTEND NETWORKS, INC.		LANDLORD: I&G PEACHTREE CORNERS, L.L.C.

By:
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